COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, GEORGIA
SERIES CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL
BOND INDEX

EXHIBIT A:

                                            DREYFUS
                                            PREMIER STATE
 PERIOD         LEHMAN BROTHERS             MUNICIPAL BOND FUND,
                MUNICIPAL                   GEORGIA SERIES
                BOND INDEX *                (CLASS A SHARES)

 9/3/92          10,000                       9,549
4/30/93          10,736                      10,548
4/30/94          10,968                      10,650
4/30/95          11,698                      11,382
4/30/96          12,627                      12,195
4/30/97          13,465                      12,946

*Source: Lehman Brothers